Exhibit 10(b)

AMENDMENT TO

WELLS FARGO & COMPANY SUPPLEMENTAL 401(k) PLAN

(As Amended and Restated Effective January 1, 2008)

            Pursuant to the authority delegated by the Board of Directors of Wells Fargo & Company at its June 24, 2014 meeting, the undersigned hereby amends the Wells Fargo & Company Supplemental 401(k) Plan (As Amended and Restated Effective January 1, 2008) (the “Plan”) effective January 1, 2015 as follows:

I.

            Section 9 of the Plan is amended in its entirety to read in full as follows:

Sec. 9  Investment of Accounts.  All participants’ Accounts are allocated solely to the Wells Fargo & Company Stock Investment Fund except for credits allocated to the CD Investment Fund pursuant to Section 10 of this Plan to reflect dividends paid on Company common stock on or after January 1, 2015.  The CD Investment Fund is based on a certificate of deposit in such denomination and for such duration as is determined from time to time by the Plan Administrator.  No other Investment Funds are available under the Plan.  Amounts allocated to the Wells Fargo & Company Stock Investment Fund or the CD Investment Fund, as the case may be, including dividend credits allocated pursuant to Section 10 of this Plan, may not subsequently be allocated to a different Investment Fund.

II.

            Section 10 of the Plan is amended in its entirety to read in full as follows:

            Sec. 10  Adjustment and Funding of Accounts.   Credits to a participant’s Plan Account shall be subject to the following:

(a)                Credits to the Wells Fargo & Company Stock Investment Fund shall be stated in the form of shares of Company common stock, the number of which shall be determined by dividing the amount of the credits made pursuant to Sections 7 or 8 of this Plan for a Plan Year by the New York Stock Exchange only closing price per share of Company common stock as of December 31 of that Plan Year.  If December 31 is not a trading date, the closing price per share of Company common stock reported on the trading date immediately preceding that December 31shall be used.  Adjustments to the participant’s Plan Account shall be made to reflect dividends paid on Company common stock as provided in subsection (c) below.  If the Company chooses to fund the credits to the Wells Fargo & Company Stock Investment Fund and/or the CD Investment Fund, the Company shall make contributions in cash or in Company common stock to the trust described in Section 21.  Any cash contribution that is to be allocated to the Wells Fargo & Company Stock Investment Fund shall be used by the trustee to purchase shares of Company common stock within 10 business days after such deposit.  Purchase of such shares may be made by the trustee in brokerage transactions or by private purchase, including purchase from the Company.  All shares held by the trust shall be held in the name of the trustee.

(b)               All Plan Account credits shall consist solely of bookkeeping entries.

(c)                For dividends paid on Company common stock prior to January 1, 2015, the participant shall receive a credit to the Wells Fargo & Company Stock Investment Fund in his or her Plan Account.  For dividends paid on Company common stock on or after January 1, 2015, the participant shall receive a credit to the CD Investment Fund unless the participant has elected at least ten (10) days prior to the payment date for the dividend to have the dividend credit allocated to the Wells Fargo & Company Stock Investment Fund.  The amount of the dividend credit to the Wells Fargo & Company Stock Investment Fund shall be the number of shares of Company common stock determined by multiplying the dividend amount per share by the number of shares credited to a participant’s Wells Fargo & Company Stock Investment Fund as of the record date for the dividend and dividing the product by the New York Stock Exchange only closing price per share of Company common stock as of the trading date immediately preceding the dividend payment date.  The amount of the dividend credit to the CD Investment Fund shall be the dividend amount per share multiplied by the number of shares credited to a participant’s Wells Fargo & Company Stock Investment Fund as of the record date for the dividend.

III.

The first paragraph of Section 12 of the Plan is amended to read in full as follows:

Sec. 12 Number of Shares under the Plan/Adjustments for Certain Changes in Capitalization.   As of December 31, 2003, 2,742,974 shares of Company common stock were credited to Plan Accounts (as adjusted for the August 11, 2006 two-for-one stock split).  On and after January 1, 2004, no more than an additional 4,000,000 shares of Company common stock (as adjusted for the August 11, 2006 two-for-one stock split) may be credited to Plan Accounts, except that any share credits to a Plan Account which are forfeited pursuant to Section 15 may again be credited under the Plan, and provided that an additional 2,000,000 shares of Company common stock shall be available for, but limited to, credits to participants’ Wells Fargo & Company Stock Investment Fund pursuant to Section 10(c) to reflect dividends paid on Company common stock on or after January 1, 2015.

                                                           IV.

            The opening sentence of Section 15 is amended to read in full as follows:

Upon Separation from Service, a participant shall be entitled to a benefit equal to the number of shares of Company common stock and cash credited to the participant’s Plan Account, calculated as of the end of the calendar year immediately prior to the date benefits are distributed pursuant to Sections 16 and 17 (except as provided in subsection (c) of this Section 15), multiplied by the vested percentage determined under Sec. 9.1, Sec. 9.2 or Sec. 9.3 of the 401(k) Plan that would be applicable to the participant at the time the Separation from Service occurs.

V.

Subsection (c) of Section 16 of the Plan is amended to read in full as follows:

(c)    Payment to the participant of the portion of the participant’s Account that is allocated to the Wells Fargo & Company Stock Investment Fund will be in the form of whole shares of common stock with cash for any fractional share, net of any required withholding taxes. Payment to the participant of the portion of the participant’s Account that is allocated to the CD Investment Fund will be in cash, net of any required withholding taxes.  If the participant is to receive payment in installments, the amount of each installment will be equal to the total amount of the participant’s vested Plan Account at the time the installment is to be paid divided by the number of installments remaining to be made, including the current installment, and the whole number of shares of Company common stock and cash to be distributed shall be deducted from the total amount of the participant’s vested Plan Account.  Any required withholding will be satisfied first from the participant’s Account allocated to cash and then any remaining withholding will be satisfied from the participant’s Account allocated to the Wells Fargo & Company Stock Investment Fund.

VI.

            The last sentence of Section 17 of the Plan is amended to read in full as follows:

Payment to the Beneficiary of the portion of the participant’s Account that is allocated to the Wells Fargo & Company Stock Investment Fund will be in the form of whole shares of common stock with cash for any fractional share, net of any required withholding taxes and payment of the portion of the participant’s Account that is allocated to the CD Investment Fund will be in cash, net of any required withholding taxes.

Dated:  July 28, 2014                          WELLS FARGO & COMPANY

                                                                                    By: /s/ Hope A. Hardison

                                                                                          Hope A. Hardison

                                                                                          Director of Human Resources